Exhibit 99.14(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated May 15, 1997, relating to the financial statements and financial highlights of Nations Balanced Assets Fund, Nations Disciplined Equity Fund, Nations Value Fund, Nations Florida Municipal Bond Fund, Nations Strategic Fixed Income Fund, Nations Short-Term Income Fund and Nations Tax Exempt Fund (the "Funds") appearing in the March 31, 1997 Annual Report to Shareholders, which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" and in paragraphs 5.1.j. and 8.6 of the Agreement and Plan of Reorganization in such Combined Proxy Statement/Prospectus. We further consent to the references to us under the headings "Financial Highlights" and "How The Funds Are Managed -- Other Service Providers" in the Prospectuses of the Funds dated August 1, 1997 and under the heading "Independent Accountants and Reports" in the Statement of Additional Information of the Funds dated August 1, 1997 which are incorporated by reference into the Registration Statement.


/s/ PRICE WATERHOUSE LLP
Boston, Massachusetts
February 17, 1998